Livent Corporation Executive Severance Guidelines for Designated Executives Background The intent of these severance guidelines (“Guidelines”) is to provide designated executives of Livent Corporation (the “Company”) with reasonable transition benefits in the event of a termination of employment without cause (other than in the context of a change in control, or as a result of death, disability or retirement). For this purpose, the term “designated executive” will have the same meaning as used in the Charter of the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”). This document is a guideline for the Chief Executive Officer of the Company and does not create any entitlement for designated executives. Any deviation from these Guidelines must be reviewed and approved by the Committee. Severance Guidelines Key elements of the Guidelines: • Severance Pay - Twelve (12) months base salary, payable in a lump sum; - Twelve (12) months of target bonus, payable in a lump sum; and - Prorated target bonus for the year of termination • Medical/Dental Benefits - Twelve (12) months of continued benefits from the termination date at normal employee rates • Long-Term Incentives, Stock Options, Restricted Stock Units and Performance-Based Cash/Equity - Unvested options that would have vested based solely on continued service within one calendar year following termination become exercisable on regularly scheduled dates, and remain exercisable for twelve months thereafter - Twelve (12) months to exercise vested options - Prorated vesting of service-vesting restricted stock units at termination date - PRSUs subject to an open performance period will remain outstanding and be earned (or forfeited) based on actual performance through the end of the performance period, but pro- rated to reflect the portion of the performance period actually worked • Other Transition Benefits - Outplacement assistance ($20K cap) - Vacation pay (earned and unused) - Financial planning assistance for last calendar year of employment - Tax planning for last calendar year of employment Exhibit 10.1

• Conditions - Designated executive must execute non-compete, non-disclosure and non-solicitation agreement in a form satisfactory to the Company - Designated executive must execute and not revoke a release of claims in a form satisfactory to the Company Role of the Committee The Committee approves these Guidelines and any amendments or exceptions hereto. The Committee should be notified prior to the termination of any designated executive. These Guidelines will be reviewed periodically to ensure that they are appropriate and relevant to the market. Role of Management Management advises the Committee of any anticipated termination of a designated executive of the Company, periodically reviews the appropriateness of these Guidelines, and administers the Guidelines in a fair and evenhanded manner. Effective Date: August 1, 2022 Livent Corporation 2